Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2018, relating to the combined financial statements of the American Home Shield business of ServiceMaster Global Holdings, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the basis of presentation of the combined financial statements which had been prepared from separate records maintained by ServiceMaster Global Holdings, Inc., and may not necessarily be indicative of the financial condition, or results of operations and cash flows that would have existed had the Company been operated as a stand-alone company during the periods presented) and our report dated August 1, 2018, relating to the financial statement of frontdoor, inc. appearing in the Registration Statement on Form 10 of frontdoor, inc. (File No. 001-38617).

/s/ Deloitte & Touche LLP

Memphis, Tennessee

September 28, 2018